[Logo Washington Mutual]   1201 Third Avenue
                           P.O. Box 834
                           Seattle, WA  198111

Media Contact:     Bill Ehrlich (Washington Mutual)
                   (206) 461-2204
                   1-800-228-WAMU (9268)

Investor Contact:   Jo Ann DeGrande (Washington Mutual)  September 3, 1997
                    (206) 461-3186                   FOR IMMEDIATE RELEASE


                    Washington Mutual Says SAFECO Transaction
                      To Be Accretive To Earnings Per Share

     SEATTLE -- Washington Mutual, Inc. (Nasdaq: WAMU) today said that its strategic alliance with SAFECO Corporation (Nasdaq: SAFC) and the resulting sale of the company's insurance underwriting subsidiary, WM Life Insurance Co., is expected to result in an after-tax gain of between $12 million and $15 million in the fourth quarter of 1997. The transaction is expected to be slightly accretive to ongoing earnings per share thereafter.

     The  alliance  calls  for  SAFECO  annuities  to  be  distributed   through
Washington Mutual's consumer banking (retail branch) network. In addition, SAFECO will acquire WM Life.

     "The agreement with SAFECO should add to Washington Mutual's future fee income, while enabling our company to re-deploy the capital previously invested in WM Life," Washington Mutual Chairman Kerry Killinger said. "The transaction should also be beneficial to our company as we strive to meet the financial targets that we have established, including at least an 18 percent return on common equity and an annualized 15 percent increase in earnings per share through the year 2000."

     With a history dating back to 1889, Washington Mutual is a regional financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. At July 31, 1997, Washington Mutual and its subsidiaries had consolidated assets of $93.6 billion. The subsidiaries provide consumer and commercial banking services, securities brokerage, mutual fund management, property/casualty and life insurance sales, and underwriting for insurance annuities, and collectively operate more than 1,600 offices in 38 states.

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     Editor's  Note:  Washington  Mutual's  press  releases are  available at no charge through the company's News On Demand Plus System. For a menu of Washington Mutual press releases or to retrieve a specific release, call
1-800-329-6236.   On  the   Internet,   press   releases   may  be  accessed  at
http://www.businesswire.com/cnn/wamu.htm